Exhibit 99.2
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FOR MORE INFORMATION:

Marcy Theobald, PR Manager
Security First Technologies
(404) 812- 6254

                           SECURITY FIRST TECHNOLOGIES
                       RE-SCHEDULES DATE OF ANNUAL MEETING

     ATLANTA, April 26, 1999 -- Security First Technologies Corporation, or S1, (NASDAQ: SONE), a premier provider of Internet-based applications for the financial services industry, today announced that its Board of Directors has re-scheduled the Company's annual meeting of shareholders from Friday, June 4, 1999 to Thursday, June 3, 1999. The meeting will be at 9:00 a.m. (EDT) at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305. The record date for determining shareholders entitled to vote at the meeting was April 21, 1999.

ABOUT S1

     Security First Technologies, or S1 (NASDAQ: SONE), builds, delivers and operates integrated, transactional and brandable Internet applications for financial institutions. S1's secure solutions are available for in-house implementations or can be outsourced to the S1 Data Center. S1 also offers training, product integration and customer service center outsourcing. S1, through direct sales and channel partnerships, has agreed to provide software applications and technology to more than 100 financial entities, including 14 of the top 100 U.S. financial institutions. S1 has more than 375 employees worldwide and can be reached at www.S1.com.

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Security First  Technologies and S1 are registered  trademarks of Security First
Technologies Corporation. All other company and product names may be trademarks of their respective owners.